Exhibit 99.1

STANDARD DIVERSIFIED INC. REPORTS FINANCIAL RESULTS FOR ITS First QUARTER ENDED MARCH 31, 2018

NEW YORK, NY, May 14, 2018 – Standard Diversified Inc. (“Standard Diversified” or the “Company”) (NYSE American: SDI) today announced its financial results for the first quarter ended March 31, 2018. In addition to its Quarterly Report on Form 10-Q for the first quarter filed with the Securities and Exchange Commission, the Company has also made available an updated Investor Presentation on its corporate website at www.standarddiversified.com.

Management Commentary

Ian Estus, Chief Executive Officer, stated, “We are extremely excited about the growth and momentum generated during the first quarter of 2018, primarily driven through acquisitions, including the purchase of an insurance business with roughly $50 million in assets, and an expansion of our outdoor advertising operations with the acquisition of 374 billboard new faces across the Southeastern U.S. Additionally, during the quarter we closed on a $25 million loan facility and our class A common shares were up-listed to the NYSE American exchange. Standard Diversified also benefitted from a strong start to 2018 from Turning Point Brands, Inc. (NYSE: TPB) (“Turning Point”), in which the Company holds a majority position. Turning Point continued a recent trend of solid organic growth with a widely recognized brand portfolio including Stoker’s in Smokeless, Zig-Zag in Smoking and VaporBeast. We look forward to their continued integration and growth of these businesses, as we build a long-term value creation platform, with a focus on asset growth and the minimization of the costs at our subsidiaries.”

Update on Operating Subsidiaries / Recent Acquisitions

Turning Point Brands, Inc.

As of March 31, 2018, the Company held a 51.2% ownership interest in Turning Point, which comprises a sizable portion of the Company’s consolidated financial results.

Turning Point is a leading independent provider of Other Tobacco Products (“OTP”) in the U.S. Its products include moist snuff tobacco (“MST”), loose leaf chewing tobacco, premium cigarette papers, make-your-own (“MYO”) cigar wraps, cigars, liquid vapor products and tobacco vaporizer products. Turning Point does not sell cigarettes.

For the quarter ended March 31, 2018 as compared to the same quarter in 2017, Turning Point achieved a 10.7% increase in net sales, 15% increase in gross profit, and net income of $3.0 million. Turning Point’s focus brands, which include Stoker’s, Zig-Zag and VaporBeast, remain its largest growth drivers and its management continues to evaluate potential acquisitions.

Turning Point reported its financial results for the first quarter ended March 31, 2018 on May 9, 2018.

Pillar General

Pillar General is the wholly-owned insurance subsidiary of Standard Diversified. On January 2, 2018, Pillar General acquired all of the outstanding capital stock of Interboro Holdings, Inc., and its subsidiary, Maidstone Insurance Company (“Maidstone”), which writes personal automobile and homeowners insurance primarily in New York State.

Standard Outdoor

Standard Outdoor is an out-of-home advertising business and wholly-owned subsidiary of Standard Diversified.

In two separate transactions during January and February of 2018, Standard Outdoor acquired 374 billboard faces, expanding its geographic presence to Alabama, Georgia and Florida, in addition to its operations in Texas.

Standard Outdoor remains focused on leveraging its relationships and expertise to target opportunities in local markets that are primed for growth.

Financial Results for the Quarter ended March 31, 2018

The Company’s financial results for the quarter ended March 31, 2018 are primarily comprised of its 51.2% holding in Turning Point and the results of Maidstone starting from its January 2, 2018 acquisition date.

For the three months ended March 31, 2018, the Company’s overall net sales increased 11.3% to $74.3 million from $66.8 million for the three months ended March 31, 2017. The increase in net sales was primarily driven by volume growth in the NewGen segment which included the acquisition of Vapor Shark in the second quarter of 2017. In addition, the Company recognized $7.7 million of revenues from Maidstone, primarily from earned insurance premiums.

For the three months ended March 31, 2018, the Company had an increase in gross profit (consisting of net sales less cost of sales, and excluding the revenues from Maidstone) of 15.3% to $31.9 million from $27.7 million for the three months ended March 31, 2017, primarily driven by increased net sales and a favorable LIFO impact. The categorical breakdown is as follows:

•	Smokeless products gross profit increased by 18.7% to $11.0 million from $9.3 million.
•	NewGen products gross profit increased by 62.4% from $4.7 million to $7.7 million.
•	Smoking products gross profits were $13.2 million.

For the three months ended March 31, 2018, the Company’s gross margin increased to 42.9% from 41.4% for the three months ended March 31, 2017. Maidstone contributed $0.6 million of operating income to the Company in the three months ended March 31, 2018.

The Company’s consolidated income tax expense of $0.8 million was 28.8% of the Company’s consolidated income before income taxes for the three months ended March 31, 2018. The Company’s consolidated income tax expense is fully attributable to Turning Point. The Company’s income tax benefit of $2.1 million for the three months ended March 31, 2017 was primarily a result of tax benefits from the exercise of Turning Point’s stock options during the quarter.

Due primarily to the factors described above, the inclusion of corporate costs, including interest expense, and the allocation of noncontrolling interest to shareholders of Turning Point other than the Company, net income attributable to Standard Diversified for the three months ended March 31, 2018 was $0.5 million compared to net income attributable to Standard Diversified for the three months ended March 31, 2017 of $1.9 million.

Balance Sheet / Available Liquidity

Standard Diversified had cash and cash equivalents totaling $5.6 million as of March 31, 2018.

On February 2, 2018, Standard Diversified entered into a term loan agreement with Crystal Financial LLC (“Crystal Term Loan”). The Crystal Term Loan provides for an initial term loan of $10.0 million with an additional undrawn commitment of $15.0 million. Subject to the satisfaction of certain conditions, the Company may request an additional increase in the commitment of up to $25.0 million. The Crystal Term Loan bears interest at a rate equal to the three-month “Libor Rate” as published in The Wall Street Journal plus 7.25%. Interest under the Crystal Term Loan Agreement is payable monthly and is also subject to an initial commitment fee of $350,000 and an annual agency fee of $50,000. The principal balance is payable at maturity on February 2, 2023.

The initial proceeds were used to finance a portion of the acquisition of certain billboard structures, certain fees and expenses, and provide working capital for the Company.

For the three months ended March 31, 2018, SDI had cash inflows from financing activities of $11.1 million from borrowings under the Crystal Term Loan and proceeds from a private placement stock issuance in January 2018.

About Standard Diversified Inc.

Standard Diversified Inc. is a holding company that owns and operates subsidiaries in a variety of industries, including insurance, other tobacco products and outdoor advertising. For more information about the Company, please visit the Company’s website at www.standarddiversified.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, are forward-looking statements. These forward-looking statements address, among other things activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the Company’s expected acquisition activity. These forward-looking statements are subject to a number of risks that could cause actual results to differ materially from those contained in the forward-looking statements, including those risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, as well as the Company’s subsequent Quarterly Reports on Form 10-Q.

Currently unknown or unanticipated risks, or risks that emerge in the future, could cause actual results to differ materially from those described in forward-looking statements, and it is not possible for the Company to predict all such risks, or the extent to which this may cause actual results to differ from those contained in any forward-looking statement. Except as required by law, the Company assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information:

Adam Prior

The Equity Group Inc.

Phone: (212) 836-9606

aprior@equityny.com

Standard Diversified Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in thousands except share data)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Net sales	$74,348	$66,788
Insurance premiums earned	7,317	-
Net investment income	194	-
Other income	207	-
Total revenues	82,066	66,788

Operating costs and expenses:
Cost of sales	42,456	39,116
Selling, general and administrative expenses	23,470	16,823
Incurred losses and loss adjustment expenses	5,812	-
Acquisition and underwriting expenses	53	-
Other operating expenses	1,236	-
Total operating costs and expenses	73,027	55,939
Operating income	9,039	10,849

Interest expense	3,992	4,933
Interest and investment income	(103)	(114)
Loss on extinguishment of debt	2,384	6,116
Net periodic benefit (income) expense, excluding service cost	(43)	92
Income (loss) before income taxes	2,809	(178)
Income tax expense (benefit)	809	(2,055)
Net income	2,000	1,877
Net income attributable to noncontrolling interests	1,479	-
Net income attributable to Standard Diversified Inc.	$521	$1,877

Net income attributable to SDI per Class A and Class B Common Share – Basic	$0.03	$0.07
Net income attributable to SDI per Class A and Class B Common Share – Diluted	$0.03	$0.07
Weighted Average Class A and Class B Common Shares Outstanding – Basic	16,559,432	27,923,612
Weighted Average Class A and Class B Common Shares Outstanding – Diluted	16,603,228	28,593,562

Standard Diversified Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands except share data)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$31,535	$18,219
Fixed maturities available for sale, at fair value; amortized cost $23,171 in 2018	22,772	-
Trade accounts receivable, net of allowances of $46 in 2018 and $17 in 2017	2,418	3,249
Premiums receivable	6,417	-
Investment income due and accrued	138	-
Inventories	58,059	63,296
Other current assets	12,733	10,851
Property, plant and equipment, net	26,580	9,172
Deferred income taxes	-	450
Deferred financing costs, net	1,025	630
Intangible assets, net	29,486	26,436
Deferred policy acquisition costs	1,172	-
Goodwill	134,906	134,620
Master Settlement Agreement (MSA) escrow deposits	30,316	30,826
Pension asset	-	396
Other assets	1,759	569
Total assets	$359,316	$298,714

LIABILITIES AND EQUITY
Reserves for losses and loss adjustment expenses	$26,996	$-
Unearned premiums	13,014	-
Advance premiums collected	803	-
Accounts payable	7,445	3,686
Accrued liabilities	14,270	20,014
Current portion of long-term debt	10,900	7,850
Revolving credit facility	-	8,000
Notes payable and long-term debt	205,273	186,190
Deferred income taxes	455	-
Postretirement benefits	3,968	3,962
Asset retirement obligations	2,028	-
Other long-term liabilities	2,617	571
Total liabilities	287,769	230,273

Commitments and contingencies

Equity:
Preferred stock, $0.01 par value; authorized shares 500,000,000; -0- issued and outstanding shares	-	-
Class A common stock, $0.01 par value; authorized shares, 300,000,000; 8,581,510 and 8,347,123 issued and outstanding shares at March 31, 2018 and December 31, 2017, respectively	86	83
Class B common stock, $0.01 par value; authorized shares, 30,000,000; 8,029,274 and 8,040,275 issued and outstanding shares at March 31, 2018 and December 31, 2017, respectively; convertible into Class A shares on a one-for-one basis	80	81
Additional paid-in capital	73,464	70,813
Accumulated other comprehensive loss	(2,396)	(1,558)
Accumulated deficit	(26,473)	(26,982)
Total stockholders' equity	44,761	42,437
Noncontrolling interests	26,786	26,004
Total equity	71,547	68,441
Total liabilities and equity	$359,316	$298,714

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